Blucora Completes Acquisition of Monoprice

BELLEVUE, Wash. - August 22, 2013 - Blucora, Inc. (NASDAQ: BCOR), today announced that it has completed its previously announced acquisition of Monoprice, a rapidly-growing online provider of self-branded consumer electronics and accessories, in an all-cash transaction valued at $180 million.

Monoprice delivers premium quality products at prices far below other national brands. The Company has secured a deeply loyal customer base by offering thousands of Monoprice-branded items on its website, with outstanding customer service and prompt product delivery.

"We are pleased to expand the Blucora portfolio with the successful completion of the Monoprice acquisition," stated William J. Ruckelshaus, President and Chief Executive Officer of Blucora. "Monoprice's differentiated business model provides Blucora with significant opportunities in the large and growing online markets for consumer electronics and tech accessories. We welcome the talented Monoprice employees to the Blucora team, and look forward to working together to build Monoprice into a mainstream consumer brand."

The all-cash acquisition is expected to be immediately accretive to Blucora earnings per share. Pro forma for the full third quarter of 2013, Blucora anticipates Monoprice will have revenues in the range of $36.5 million to $37.5 million and a segment income margin of 12 percent to 12.5 percent. The Company noted that these pro forma numbers do not reflect certain anticipated purchase accounting adjustments and that Blucora's reported third quarter results will only include Monoprice's results following completion of the transaction.

Monoprice is now a wholly-owned subsidiary of Blucora. Monoprice will continue operations in Rancho Cucamonga, California, as a standalone business unit led by the Monoprice management team.

About Blucora

Blucora owns several leading Internet businesses. InfoSpace provides online search and monetization solutions to a network of more than 100 partners globally. TaxACT provides online tax preparation solutions to consumers and professional preparers. Monoprice is a rapidly growing online provider of self-branded consumer electronics and accessories. The Blucora team brings decades of experience operating and investing in digitally-enabled businesses. More information about Blucora may be found at www.blucora.com. Follow and subscribe to us on Twitter, LinkedIn, and YouTube.

About Monoprice

Based in Rancho Cucamonga, CA, Monoprice, Inc. is a rapidly growing e-commerce business, specializing in high-quality yet affordable consumer electronics and tech products, including a wide variety of cables, home theater equipment, networking and IT gear, mobile accessories, PC and gaming accessories, and pro audio equipment. Established in 2002, Monoprice offers more than 5,000 of its own branded products via its website www.Monoprice.com. The company has built its stellar brand reputation upon customer word of mouth, the consistent ability to deliver premium quality products at prices far below other national brands, and outstanding customer service. Monoprice was named an Inc. 500 company in 2008, 2009 & 2010, and an Inc. 5000 company in 2011. More information about Monoprice may be found at www.Monoprice.com. Follow us on Facebook, Twitter, LinkedIn, Google+, Spiceworks, and YouTube.

Forward Looking Language

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results may differ significantly from management's expectations due to various risks and uncertainties, including, but not limited to: the ability to successfully complete acquisitions and integrate acquired businesses; the success of future acquisitions; the successful execution of the Company's strategic initiatives, operating plans, and marketing strategies; general economic, industry, and market sector conditions; the timing and extent of market acceptance of developed products and services; and the condition of our cash investments. A more detailed description of these and certain other factors that could affect actual results is included in Blucora, Inc.'s most recent Annual Report on Form 10-Q and subsequent reports filed with or furnished to the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Blucora, Inc. undertakes no obligation to update any forward-looking statements to reflect new information, events, or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Blucora

Stacy Ybarra, 425-709-8127

stacy.ybarra@blucora.com